Filed Pursuant to Rule 424(b)(3) and (c)
                                                         File Number 333-86145
                                                         File Number 33-99974

                           RISK CAPITAL HOLDINGS, INC.

                   PROSPECTUS SUPPLEMENT DATED MARCH 20, 2000
                                       TO
            PROSPECTUSES DATED DECEMBER 26, 1996 AND AUGUST 30, 1999


     This prospectus supplement supplements our prospectuses dated December 26, 1996 and August 30, 1999 (the "Prospectuses") relating to the reoffers and resales of shares of our common stock, par value $.01 per share, issued or issuable under our 1999 Long Term Incentive and Share Award Plan, (the "1999 Incentive Plan"), 1995 Long Term Incentive and Share Award Plan (the "1995 Incentive Plan") and 1995 Employee Stock Purchase Plan (together with the 1999 and 1995 Incentive Plans, the "Plans"). This prospectus supplement sets forth a list of the current selling stockholders and updates the number of shares of common stock available to be resold by each selling stockholder under the Plans. This prospectus supplement should be read in conjunction with the Prospectuses and this prospectus supplement is qualified by reference to the Prospectuses except to the extent that the information contained herein supersedes the information contained in the Prospectuses.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the selling stockholders as of March 16, 2000. Except as disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us:

                                                                        Maximum Number of Shares
                                                                        Shares Owned and/or
                                                       Shares Owned     Subject to Outstanding
                            Position with              Prior to         Options Which May Be
Name                        the Company                Offering         Offered Hereby (1)
----                        -----------                --------         ------------------------
Mark D. Mosca               President, Chief           453,471 (2)      418,571 (2)
                            Executive
                               Officer and Director
Robert Clements             Chairman, Director         306,032 (3)      109,129 (3)
Peter A. Appel              Executive Vice President   196,971 (4)      196,971 (4)
                               and Chief Operating
                               Officer
Paul J. Malvasio            Managing Director, Chief   170,788 (5)      170,788 (5)
                               Financial Officer and
                               Treasurer
Michael P. Esposito, Jr.    Director                     9,304 (6)        5,304 (6)
Stephen Friedman            Director                     2,704 (6)        2,704 (6)
Lewis L. Glucksman          Director                     5,304 (6)        5,304 (6)
Ian R. Heap                 Director                     6,800 (6)        3,300 (6)
Thomas V. A. Kelsey         Director                     8,054 (6)        5,054 (6)
Robert F. Works             Director                     3,804 (6)        3,804 (6)
Philip L. Wroughton         Director                     4,300 (6)        3,300 (6)

-------------------

(1) Represents the number of shares of common stock issued or issuable under the Plans to each selling stockholder. Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered shall be determined from time to time by each selling stockholder at his discretion.

(2) Amounts include (i) 141,071 shares of common stock owned directly by Mr. Mosca (20,000 of such shares are subject to vesting) and (ii) 312,400 shares of common stock issuable upon the exercise of stock options (145,897 of such shares are issuable under options which are subject to vesting).

(3) Amounts include (i) 24,304 shares of common stock owned directly by Mr. Clements, (ii) Class A Warrants to purchase 80,000 shares of common stock,
     (iii) 107,125 shares of common stock issuable upon the exercise of stock options (73,740 of such shares are issuable under options which are subject to vesting) and (iv) 55,000 shares of common stock and Class A Warrants to purchase 39,603 shares of common stock beneficially owned by Taracay Investors, a general partnership ("Taracay"), the general partners of which consist of Mr. Clements and members of his family. Mr. Clements is the managing partner of Taracay. Does not include 150,000 shares of common stock issuable upon the exercise of Class B Warrants, which are not currently exercisable.

(4) Amounts include (i) 31,171 shares of common stock owned directly by Mr. Appel (5,000 of such shares are subject to vesting) and (ii) 165,800 shares of common stock issuable upon the exercise of stock options (94,137 of such shares are issuable under options which are subject to vesting).

(5) Amounts include (i) 29,988 shares of common stock owned directly by Mr. Malvasio (5,000 of such shares are subject to vesting) and (ii) 140,800 shares issuable upon the exercise of stock options (74,137 of such shares are issuable under options which are subject to vesting).

(6) Amounts include shares issuable upon the exercise of stock options. Certain of such options are subject to vesting.

     Information concerning the selling stockholders may change from time to time and will be set forth in future supplements. Accordingly, the identity of the selling stockholders may change and the number of shares of Common Stock offered hereby may increase or decrease. Full copies of each Prospectus will be provided upon request.